UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 28, 2016

South Dakota Soybean Processors, LLC
(Exact name of registrant as specified in its charter)

South Dakota	000-50253	46-0462968
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Caspian Ave. PO Box 500 Volga, South Dakota		57071
(Address of principal executive offices)		(Zip Code)

(605) 627-9240
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 28, 2016, we entered into an Amended and Restated Master Loan Agreement ("Restated Credit Agreement"), Amended and Restated Monitored Revolving Credit Supplement ("Restated Seasonal Loan Agreement"), and Amended and Restated Revolving Term Promissory Note with our lender, CoBank, ACB, of Greenwood Village, Colorado. See Item 2.03, the text of which is herein incorporated by reference.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On December 28, 2016, we entered into the Restated Credit Agreement and Restated Seasonal Loan Agreement with our lender, CoBank, ACB. Under the Restated Seasonal Loan Agreement, the amount that we may borrow is increased from $10 million to $15 million until April 30, 2017, at which time the maximum is decreased to $5 million until the loan matures on October 1, 2017. Advances on the seasonal loan are secured and limited to qualifying inventory and accounts receivable, net of accrued commodity purchases. Under the Restated Credit Agreement, the amount we may loan to and invest in Prairie AquaTech, LLC, a start-up company engaged in the research and development of protein ingredients derived from agriculture products like soybeans, is restricted. We may not loan or advance Prairie AquaTech more than $2 million and may not invest in any stock or other equities of Prairie AquaTech exceeding $5 million.
All other material items and conditions under the Seasonal Loan and subsequent amendments remain the same following this amendment. The amendment to the Seasonal Loan will be filed as exhibits in our next periodic report.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

Dated: December 30, 2016	/s/ Mark Hyde
Mark Hyde, Chief Financial Officer